Exhibit 99.1

Sierra Pacific Resources Elects Joseph B. Anderson, Jr. to Board of Directors

Las Vegas, Nev. — Sierra Pacific Resources (NYSE: SRP) today announced that Joseph B. Anderson, Jr. has been elected to its board of directors, effective immediately. Anderson also joins the boards of Sierra Pacific’s two utility subsidiaries, Sierra Pacific Power Company and Nevada Power Company.

Anderson, 61, is chairman and chief executive officer of Michigan-based TAG Holdings Companies, which owns controlling interests in a diverse range of manufacturing and service-related enterprises in the United States and Asia.

“Joe Anderson’s leadership skills, and his business and professional background will be assets in helping guide our company,” said Walter Higgins, chairman and chief executive officer of Sierra Pacific Resources. “In addition to a highly-decorated and distinguished military career, Joe brings to us a broad range of business experience that includes diversified management assignments over 13 years with General Motors.”

A 1965 graduate of the United States Military Academy, Anderson was the recipient of two silver stars, five bronze stars, three Army Commendation medals and 11 Air medals while commanding troops as an infantry officer in the 82nd Airborne Division and serving two tours of duty with the 1st Cavalry Division in Vietnam. The platoon he led in Vietnam was the subject of a documentary film, “The Anderson Platoon,” which won several awards including the Oscar at the Academy Awards and an Emmy for “Best Documentary Film of 1967.” In addition to troop commands, he was an aide-de-camp to two generals and an assistant professor in the Department of Social Sciences at West Point. He resigned his commission as a Lt. Colonel in 1978.

Anderson also served as a special assistant to Secretary of Commerce Juanita Kreps before joining General Motors in 1979. During his tenure at GM, his assignments included plant management as well as serving as a business unit director. He left GM to become president and chief executive officer of Composite Energy Management Systems Incorporated. In 1994 he acquired a controlling interest in Chivas Products Limited, Trim, Lighting and Plastics operations. In 1997 the company was restructured as Chivas Industries, L.L.C. where Anderson served as chairman of the board and chief executive officer until 2002.

He also serves on the board of directors for two other publicly traded companies, Quaker Chemical Corporation and ArvinMeritor, Inc. He is currently chairman of the board of the Original Equipment Suppliers Association; a director of the Society of Automotive Engineers Foundation; on the executive committee of the National Association of Black Automotive Suppliers; and on the board of governors of the Center for Creative Leadership. He is involved in numerous other community service activities.

In addition to his West Point education, Anderson earned two masters degrees from the University of California at Los Angeles (1972 and 1973) and graduated from the Harvard Advanced Management Program in 1984.

Anderson’s term as a Sierra Pacific Resources director will run until the May 2005 annual meeting of the corporation.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.